Date: For Release: Contact(s):	July 27, 2006 Upon Receipt Media	Investors

	Joshua King 860/547-2293 joshua.king@thehartford.com	Kim Johnson 860/547-6781 kimberly.johnson@thehartford.com

	Shannon Lapierre 860/547-5624 shannon.lapierre@thehartford.com	Greg Schroeter 860/547-9140 gregory.schroeter@thehartford.com

The Hartford Reports Second Quarter 2006 Net Income of $476 Million or $1.52 Per Diluted Share

Life assets under management up 13 percent; Ongoing Property and Casualty underwriting results remain strong

HARTFORD, Conn. – The Hartford Financial Services Group, Inc. (NYSE: HIG), one of the nation’s largest financial services and insurance companies, today reported second quarter 2006 net income of $476 million, or $1.52 per diluted share. Included in the current quarter’s results is the previously announced charge of $158 million, or $0.51 per diluted share, related to reinsurance recoverables and the company’s agreement with Equitas and all Lloyd’s syndicates reinsured by Equitas. The Hartford’s core earnings in the second quarter of 2006 were $573 million, or $1.83 per diluted share. Financial performance for this quarter compared to the second quarter of 2005 is provided in the table below.

Summary
(in millions except per share data)	Quarterly Results
	2Q ‘05	2Q ‘06	Change
Net income	$602	$476	(21%)
Net income per diluted share	1.98	1.52	(23%)
Core earnings[1]	606	573	(5%)
Core earnings per diluted share[1]	1.99	1.83	(8%)
Assets under management[1]	302,625	337,182	11%
Book value per share (ex. AOCI)[1]	47.44	53.62	13%

1 This is a financial measure not calculated based on generally accepted accounting principles (“non-GAAP”). More information is provided in the Discussion of Non-GAAP and Other Financial Measures section below.

“The underlying performance of the company was very strong this quarter,” said Ramani Ayer, chairman and chief executive officer of The Hartford. “Book value per share, excluding AOCI, grew 13 percent and we delivered a return on equity over the last 12 months within our targeted range. In addition, our agreement with Equitas eliminated substantial uncertainty by resolving our single largest reinsurance recoverable.”

“The scale, flexibility and execution discipline of our company are tremendous assets as we face a more challenging competitive and economic environment. With expanded distribution and a broad product offering, we are delivering good growth in the most attractive segments of the property and casualty and life markets,” Ayer added.

REVIEW OF BUSINESS UNIT RESULTS

Life Operations

“Life Operations results for the quarter were very good,” said Ayer. “The diversity of our businesses, combined with excellent operational management, enabled us to deliver strong growth in sales, assets under management and earnings. I am very pleased that every business segment recorded double-digit net income growth.”

“Total sales and deposits in The Hartford’s asset accumulation businesses topped $10 billion this quarter. A rebound in U.S. variable annuity sales and terrific results in mutual funds, retirement plans and institutional solutions more than offset the effect of increased competition in Japan. In addition, both individual life and group benefits reported sales growth of more than 17 percent,” added Ayer.

Net income for The Hartford’s Life Operations was $308 million for the second quarter of 2006. Net income for the quarter included $78 million in net realized capital losses in Life Other. In the second quarter of 2005, Life Operations net income of $276 million included $4 million in net realized capital losses in Life Other, as well as a $24 million expense accrual related to the termination of a provision of a mutual fund distribution agreement.

As of June 30, 2006, total assets under management in Life Operations of $291 billion were 13 percent higher than one year earlier.

Retail Products Group

Net income in retail products for the second quarter of 2006 was $166 million compared to $127 million in the second quarter of 2005. Net income in the second quarter of last year included the $24 million mutual fund expense accrual described above. Growth in net income was also driven by a 10 percent increase in assets under management and a lower tax rate. Assets under management in retail products were $150 billion at the end of the quarter.

Variable annuity sales and deposits rose 12 percent over the second quarter of 2005 to $3.2 billion with sales growth in both the Leaders and Director products. Net outflows were $638 million. Introduced last fall, The Hartford’s Lifetime Income Builder is being selected on nearly 30 percent of new variable annuity sales. Assets under management in variable annuities ended the quarter at $106 billion, 6 percent higher than the prior year.

On July 22, 2006, the company celebrated the 10th anniversary of The Hartford Mutual Fund Family. Also during the second quarter, The Hartford was ranked as the number 10 seller of non-proprietary mutual funds in the U.S. for the first time. With solid fund performance and a more experienced wholesaling team, sales and deposits in mutual funds doubled over the prior year to $2.8 billion. Net sales in the second quarter rose to $1.4 billion. Assets under management for retail mutual funds reached $33 billion at the end of the quarter, up nearly $7 billion from June 30, 2005.

Retirement Plans

Significant growth in 401(k) assets under management drove net income for retirement plans up 29 percent over the prior year to $22 million. Fueled by over $2 billion of net flows in the past 12 months, assets under management in 401(k) plans reached $11.3 billion at the end of the second quarter, 36 percent higher than the prior year. Including governmental plans, total retirement plans assets under management reached $22 billion as of June 30, 2006.

Retirement plans sales and deposits for the second quarter of 2006 were $1.2 billion, an increase of 32 percent over the second quarter of 2005. Sales and deposits of both 401(k) and governmental plans grew in excess of 30 percent during the quarter compared with the prior year.

Institutional Solutions Group

Net income for the second quarter of 2006 was $29 million, up 38 percent from the second quarter of 2005. The improvement in net income over the prior year was driven by a 15 percent year-over-year increase in assets under management and higher partnership income in the current quarter. Assets under management reached $46 billion as of June 30, 2006. Sales and deposits for the quarter were $1.5 billion, an increase of 23 percent from the prior year, due to strong demand for funding agreements, registered notes and private placement life insurance.

Individual Life

The Hartford reported net income of $48 million in individual life for the second quarter of 2006, a 23 percent increase over the prior year. Eight percent growth in life insurance in force, favorable mortality and a DAC adjustment of $3 million all contributed to the growth in net income.

In the second quarter of 2006, individual life reported sales of $67 million, 18 percent higher than the prior year. The Hartford’s sales growth continues to outpace the rate of growth in the industry due to the company’s innovative product offerings and expanded distribution. Sales through wirehouses, regional firms and banks remain strong, and the company has seen expanding sales through targeted distribution channels, such as life professionals.

Group Benefits

Second quarter net income in group benefits was $74 million, 16 percent higher than the second quarter last year, driven by higher premiums and continued disciplined claim and expense management. Effective customer retention, along with strong sales in the latter half of last year and early 2006, drove fully insured premiums up 9 percent over the second quarter of 2005.

With strong group life sales, second quarter 2006 fully insured sales reached $134 million, 22 percent above the prior year. Several initiatives have led to double-digit sales growth in the first half of 2006. For example, the company is expanding its employee-paid voluntary benefits capabilities and customizing product and service offerings for large employers. LIMRA ranked The Hartford number one in new fully insured group disability sales and number three in group life insurance sales based on first quarter industry results.

International

Net income in international reached $52 million in the second quarter of 2006, 148 percent higher than the prior year. Japan net income more than doubled while assets under management were 3.3 trillion yen, or $29 billion, 52 percent higher than the prior year on a yen basis. Japan net income for the quarter included a $4 million non-recurring tax benefit.

While The Hartford remained the industry leader in variable annuity assets under management, increased competition from both foreign and domestic companies continued to impact sales and net flows. Second quarter 2006 variable annuities sales and deposits in Japan were 141 billion yen, or $1.2 billion, 47 percent below the second quarter of 2005 on a yen basis. Net flows for variable annuities were 101 billion yen, or $881 million, for the quarter.

Property and Casualty Operations

“Ongoing operations underwriting results remain very strong,” said Ayer. “We reported a combined ratio in ongoing operations of 89.3 percent. The Hartford continued to grow in the profitable small commercial and personal lines market. In middle market and specialty, we are selectively writing new business and focusing on profitable renewals.”

Written premiums for The Hartford’s Property and Casualty Operations in the second quarter of 2006 were $2.7 billion, consistent with the second quarter of 2005. Written premium growth in small commercial and personal lines was offset by declines in the company’s middle market and specialty commercial businesses.

Property and Casualty Operations net income for the second quarter of 2006 was $216 million compared with $369 million in the prior year. Included in the current quarter’s results was a previously announced $158 million charge related to reinsurance recoverables and the agreement with Equitas. This quarter, the company also completed its annual asbestos review and concluded that its current reserves were appropriate.

The combined ratio for Property and Casualty ongoing operations was 89.3 percent in the second quarter of 2006. This quarter’s combined ratio included 2.8 points for current year catastrophe losses and 0.4 points of net favorable prior year reserve development. Expenses for the quarter benefited from a $34 million, pre-tax, reduction in previously recorded 2005 assessments for Citizens Property Insurance Corporation of Florida.

Business Insurance

Business insurance reported good growth in small commercial and excellent underwriting results in the second quarter. Written premiums for business insurance were $1.3 billion, 2 percent higher than the second quarter of 2005. Written premiums reflected 7 percent growth in small commercial and a slight decline in middle market.

Small commercial written premiums were $684 million, driven by strong customer retention rates and an increase in the number of agents selling small commercial insurance. In middle market, second quarter written premiums were $592 million, 2 percent lower than the prior year. As competition intensifies in middle market, the company is focused on retaining profitable business while enhancing product offerings for targeted customer segments.

The business insurance combined ratio of 84.5 percent included 1.9 points of current year catastrophe losses and 2.8 points of net favorable prior year reserve development, primarily related to recent accident years. A decline in severity of non-catastrophe property loss costs improved underwriting results for the current accident year. In addition, the change in the estimated 2005 Citizens’ assessment reduced the business insurance expense ratio by 1.4 points in the second quarter of 2006.

Personal Lines Insurance

The Hartford’s product and distribution initiatives contributed to strong growth in both the company’s AARP and agency personal lines businesses in the second quarter. Written premiums in personal lines increased by 4 percent over the prior year to $1 billion. An increase in marketing activities drove 7 percent growth in AARP written premium and continued distribution expansion led to a 6 percent rise in agency written premium. In June 2006, The Hartford announced the new, enhanced Dimensions with Auto Packages that provides greater choice on certain features, more competitive pricing and faster quoting for customers and agents. The new product is expected to be launched in more than 30 states by the end of 2006.

Personal lines reported a combined ratio of 86.6 percent for the quarter, including 4.8 points of current year catastrophe losses and 4.0 points of net favorable prior year reserve development related to recent accident years. The personal lines expense ratio in the second quarter of 2006 was lowered by 1.7 points as a result of the reduction in the estimated 2005 Citizens’ assessment.

Specialty Commercial Insurance

Written premiums in specialty commercial were $418 million in the second quarter of 2006, down 16 percent from the prior year. The company’s efforts to reduce exposure in catastrophe- prone areas, as well as increased competition in non-catastrophe regions, led to a decrease in property premiums. Casualty premiums were affected by the non-renewal of a single captive insurance program.

Specialty commercial reported a combined ratio of 111.0 percent, including 1.0 point of current year catastrophe losses and 15.9 points of net unfavorable prior year reserve development. The company strengthened reserves by $64 million, pre-tax, predominately related to older casualty claims and worker’s compensation policies. Excluding catastrophes, the current accident year combined ratio in specialty commercial was 94.0 percent.

2006 GUIDANCE

The Hartford reported core earnings for the first six months of 2006 of $1.4 billion, or $4.40 per diluted share. Based on current information, The Hartford expects 2006 core earnings per diluted share to be between $8.50 and $8.80. The company’s previous guidance range was $8.80 to $9.10 per diluted share. This guidance excludes any unusual or unpredictable benefits or charges that might occur during the remaining two quarters of 2006. Historically, the company has frequently experienced unusual or unpredictable benefits and charges that were not anticipated in previously provided guidance. Core earnings also exclude all realized gains and losses, except for certain gains and losses, such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap.

Among other assumptions, this guidance incorporates detailed assumptions supporting the outlook for the company as a whole and for each business segment provided in the Management’s Discussion and Analysis section in the company’s Form 10-Q filed today, and the company’s 2005 Annual Report on Form 10-K. The guidance also assumes the following:

•	U.S. equity markets produce an annualized return of 9 percent (7.2 percent stock price appreciation and 1.8 percent dividends) from the S&P 500 level of 1,270 on June 30, 2006;

•	The final resolution of the previously disclosed market timing and directed brokerage matters at the after-tax incurred expense to date of $95 million (the ultimate cost to the company of these matters could materially exceed this amount); and

•	A pre-tax underwriting loss of $370 million from other operations in property and casualty for the full year 2006. In the last several years, these underwriting losses have differed materially from the assumption incorporated in guidance and it is very possible they will differ materially in 2006. The company will conduct its annual study of environmental exposures in the third quarter.

Our guidance is highly likely to change. The company’s actual experience in 2006 will almost certainly differ from many of the assumptions described above. The company’s expectations for these and a large number of other factors will probably change, leading us to make further revisions in our estimates over time. These factors include, but are not limited to, the risk factors set forth in the company’s Form 10-Q, significant changes in estimated future earnings on investment products caused by changes in the equity markets, changes in DAC amortization, our effective tax rate, up and down, that are difficult to anticipate or forecast, changes in loss-cost trends in the property and casualty businesses, catastrophe losses at levels different from assumptions and developments emerging as a result of changes in estimates arising from the company’s regular review of its prior-period loss reserves for all lines of insurance, including annual grounds-up reviews of long-term latent casualty exposures, including asbestos and environmental claims and the recoverability of reinsurance for these claims.

CONFERENCE CALL

The Hartford will discuss its second quarter 2006 results, along with 2006 guidance, in a conference call on Friday, July 28, 2006, at 10:00 a.m. EDT. The call, along with a slide presentation, can be simultaneously accessed through The Hartford’s Web site at www.thehartford.com/ir/index.html

More detailed financial information can be found in The Hartford’s Investor Financial Supplement for the second quarter of 2006, which is available on The Hartford’s Web site, www.thehartford.com.

ABOUT THE HARTFORD

The Hartford, a Fortune 100 company, is one of the nation’s largest financial services and insurance companies, with 2005 revenues of $27.1 billion. The Hartford is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property and casualty insurance. International operations are located in Japan, Brazil and the United Kingdom. The Hartford’s Internet address is www.thehartford.com.

DISCUSSION OF NON-GAAP AND OTHER FINANCIAL MEASURES

The Hartford uses non-GAAP and other financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP and other financial measures to those of other companies.

The Hartford uses the non-GAAP financial measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in the company’s insurance and financial services businesses that may be obscured by the net effect of certain realized capital gains and losses. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of the company’s business. Accordingly, core earnings excludes effect of all realized gains and losses (net of tax and the effects of deferred policy acquisition costs) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to the company’s insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Core earnings is also used by management to assess the company’s operating performance and is one of the measures considered in determining incentive compensation for the company’s managers. Net income is the most directly comparable GAAP measure. Core earnings should not be considered as a substitute for net income and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income and core earnings when reviewing the company’s performance. A reconciliation of net income to core earnings for the three and six months ended June 30, 2005 and 2006 is set forth in the results by segment table.

Core earnings per share is calculated based on the non-GAAP financial measure core earnings. The Hartford believes that the measure core earnings per share provides investors with a valuable measure of the performance of the company’s operating performance for many of the same reasons applicable to its underlying measure, core earnings. Net income per share is the most directly comparable GAAP measure. Core earnings per share should not be considered as a substitute for net income per share and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income per share and core earnings per share when reviewing the company’s performance. A reconciliation of net income per share to core earnings per share for the three and six months ended June 30, 2005 and 2006 is set forth on page C-8 of The Hartford’s Investor Financial Supplement for the second quarter of 2006.

Written premium is a statutory accounting financial measure used by The Hartford as an important indicator of the operating performance of the company’s property and casualty operations. Because written premium represents the amount of premium charged for policies issued, net of reinsurance, during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford’s sale of property and casualty insurance products. Earned premium, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premium and earned premium is attributable to the change in unearned premium reserves. A reconciliation of written premium to earned premium for the three and six months ended June 30, 2005 and 2006 is set forth on page PC-2 of The Hartford’s Investor Financial Supplement for the second quarter of 2006.

Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders’ equity excluding AOCI, net of tax, by (b) common shares outstanding. The Hartford provides book value per share excluding AOCI to enable investors to analyze the amount of the company’s net worth that is primarily attributable to the company’s business operations. The Hartford believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items which typically fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of June 30, 2005 and 2006 is set forth in the results by segment table.

Assets under management is an internal performance measure used by The Hartford because a significant portion of the company’s revenues are based upon asset values. These revenues increase or decrease with a rise or fall, correspondingly, in the level of assets under management. Assets under management is the sum of total assets, mutual fund assets, and third-party assets managed by Hartford Investment Management Company.

The profitability of the Business Insurance, Personal Lines and Specialty Commercial underwriting segments are evaluated by The Hartford’s management primarily based upon underwriting results. Underwriting results is a before-tax measure that represents earned premiums less incurred claims, claim adjustment expenses and underwriting expenses. Net income is the most directly comparable GAAP measure. Underwriting results are influenced significantly by earned premium growth and the adequacy of The Hartford’s pricing. Underwriting profitability over time is also greatly influenced by The Hartford’s underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance and its ability to manage its expense ratio, which it accomplishes through economies of scale and its management of acquisition costs and other underwriting expenses. The Hartford believes that underwriting results provides investors with a valuable measure of before-tax profitability derived from underwriting activities, which are managed separately from the company’s investing activities. Underwriting results are presented for Ongoing Operations, Other Operations and total Property and Casualty in The Hartford’s Investor Financial Supplement. A reconciliation of underwriting results to net income for total Property and Casualty, Ongoing Operations and Other Operations is set forth on pages PC-2, PC-3 and PC-14 of The Hartford’s Investor Financial Supplement for the second quarter of 2006.

A catastrophe is a severe loss, resulting from natural or man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance, and therefore their effects are not included in earnings or claims and claim adjustment expense reserves prior to occurrence. The Hartford believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings.

The 2006 earnings guidance presented in this release is based on the financial measure core earnings. Net income is the most directly comparable GAAP measure. A quantitative reconciliation of The Hartford’s net income to core earnings is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.

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THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULTS BY SEGMENT (in millions except per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
LIFE	2005	2006	Change	2005	2006	Change
Retail Products Group
Individual Annuity	$141	$155	10%	$277	$315	14%
Other Retail [1]	(14)	11	NM	(2)	27	NM

Total Retail Products Group	127	166	31%	275	342	24%
Retirement Plans	17	22	29%	34	43	26%
Institutional Solutions Group	21	29	38%	42	51	21%
Individual Life	39	48	23%	78	93	19%
Group Benefits	64	74	16%	123	142	15%
International	21	52	148%	35	98	180%
Other [2] [3]	(13)	(83)	NM	(20)	(115)	NM

Total Life net income	276	308	12%	567	654	15%
Less: net realized capital gains (losses), after-tax [4]	(4)	(78)	NM	50	(150)	NM

Total Life core earnings	$280	$386	38%	$517	$804	56%
PROPERTY & CASUALTY
Ongoing Operations
Ongoing Operations Underwriting Results
Business Insurance	$141	$197	40%	$259	$331	28%
Personal Lines	188	126	(33%)	315	232	(26%)
Specialty Commercial	5	(43)	NM	45	4	(91%)

Total Ongoing Operations underwriting results	334	280	(16%)	619	567	(8%)
Net servicing income	15	12	(20%)	28	30	7%
Net investment income	258	296	15%	518	587	13%
Other expenses	(37)	(75)	(103%)	(96)	(128)	(33%)
Net realized capital gains (losses)	(6)	(31)	NM	22	(26)	NM
Income tax expense	(176)	(142)	19%	(335)	(301)	10%

Ongoing Operations net income	388	340	(12%)	756	729	(4%)

Other Operations
Other Operations net income (loss)	(19)	(124)	NM	30	(89)	NM
Total Property & Casualty net income	369	216	(41%)	786	640	(19%)
Less: net realized capital gains (losses), after-tax [4]	–	(19)	–	31	(16)	NM

Total Property & Casualty core earnings	$369	$235	(36%)	$755	$656	(13%)

CORPORATE
Total Corporate net loss	$(43)	$(48)	(12%)	$(85)	$(90)	(6%)

CONSOLIDATED
Net income	$602	$476	(21%)	$1,268	$1,204	(5%)
Add: Net realized capital gains (losses), after-tax [4]	(4)	(97)	NM	80	(166)	NM
Core earnings	$606	$573	(5%)	$1,188	$1,370	15%

PER SHARE DATA
Diluted earnings per share
Net income	$1.98	$1.52	(23%)	$4.19	$3.86	(8%)
Core earnings	$1.99	$1.83	(8%)	$3.93	$4.40	12%
Book value per share
Book value per share (excluding AOCI)	$52.19	$50.59	(3%)
Per share impact of AOCI	$4.75	$(3.03)	NM
Book value per share (including AOCI)	$47.44	$53.62	13%

[1] Included in the three months ended June 30, 2005 is an expense of $24, after-tax, which was an estimate of the termination value of a provision of an agreement with a mutual fund distribution partner.

[2] Includes charges of $66, after-tax, and $7, after-tax, for the six months ended June 30, 2005 and 2006, respectively, to reserve for investigations by the SEC and New York Attorney General’s Office related to market timing, by the SEC related to directed brokerage, and by the New York Attorney General’s Office and the Connecticut Attorney General’s Office related to single premium group annuities.

[3] Included in the six months ended June 30, 2006 is a $34, after-tax, benefit due to a reduction in reserves related to leveraged, corporate-owned life insurance products following the favorable outcome of several cases during the first quarter of 2006.

[4] Includes those net realized capital gains not included in core earnings. See discussion of non-GAAP and other financial measures section of this release.

[5] The three months ended June 30, 2006 includes a charge of $158, after-tax, as a result of the agreement with Equitas and the Company’s evaluation of the reinsurance recoverables and allowance for uncollectible reinsurance associated with older, long-term casualty liabilities.

The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful.

Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about The Hartford’s future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ.

These important risks and uncertainties include, without limitation, the difficulty in predicting the company’s potential exposure for asbestos and environmental claims; the possible occurrence of terrorist attacks; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; changes in the stock markets, interest rates or other financial markets, including the potential effect on the company’s statutory capital levels; the inability to effectively mitigate the impact of equity market volatility on the company’s financial position and results of operations arising from obligations under annuity product guarantees; the company’s potential exposure arising out of regulatory proceedings or private claims relating to incentive compensation or payments made to brokers or other producers and alleged anti-competitive conduct; the uncertain effect on the company of regulatory and market-driven changes in practices relating to the payment of incentive compensation to brokers and other producers, including changes that have been announced and those which may occur in the future; the possibility of unfavorable loss development; the incidence and severity of catastrophes, both natural and man-made; stronger than anticipated competitive activity; unfavorable judicial or legislative developments; the potential effect of domestic and foreign regulatory developments, including those which could increase the company’s business costs and required capital levels; the possibility of general economic and business conditions that are less favorable than anticipated; the company’s ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; a downgrade in the company’s financial strength or credit ratings; the ability of the company’s subsidiaries to pay dividends to the company; the company’s ability to adequately price its property and casualty policies; the ability to recover the company’s systems and information in the event of a disaster or other unanticipated event; and other risks and uncertainties discussed in The Hartford’s Quarterly Reports on Form 10-Q, 2005 Annual Report on Form 10-K and other filings The Hartford makes with the Securities and Exchange Commission. The Hartford assumes no obligation to update this release, which speaks as of the date issued.